SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AGNC Investment Corp.
(Name of Registrant as Specified in its Charter)

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AMENDMENT NO. 1 TO PROXY STATEMENT DATED MARCH 7, 2025
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 17, 2025

This Amendment No. 1 (the “Amendment”) is being filed to amend the definitive proxy statement on Schedule 14A filed by AGNC Investment Corp. (“AGNC” or the “Company”) with the Securities and Exchange Commission on March 7, 2025 (the “Original Filing”) in connection with the Company’s 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually at https://meetnow.global/AGNC2025 on Thursday, April 17, 2025 at 9:00 a.m. Eastern Time. The purpose of this Amendment is to amend disclosure provided in Question 11 of the “Questions and Answers About the 2025 Annual Meeting and Voting” section of the Original Filing (“Question 11”) to clarify the impact of abstentions and broker non-votes on the Company’s proposal requesting that stockholders approve an amendment to the Company’s Amended and Restated Certificate of Incorporation increasing the number of shares of our common stock from 1,500,000,000 to 2,250,000,000 (“Proposal 2”).

Question 11 is amended and restated in its entirety to read as follows:

11. ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?

Abstentions and broker non-votes will not be counted as votes cast. Except for Proposal 2, abstentions and broker non-votes will not affect the outcome of the votes at the Annual Meeting. See Question 10 above for more information about broker non-votes. See Proposal 2 above for more information about the effect that abstentions and broker non-votes will have on that proposal.

Except as specifically discussed herein, this Amendment does not otherwise modify or update any other disclosures presented in the Original Filing. This Amendment No. 1 does not provide all of the information that is important to your voting decisions at the Annual Meeting and should be read in conjunction with the Original Filing. In addition, this Amendment does not reflect events occurring after the date of the Original Filing or modify or update disclosures that may have been affected by subsequent events.

If you have already returned your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already returned by stockholders will remain valid and will be voted at the Annual Meeting unless revoked. If you have not yet returned your proxy card or submitted your voting instructions, please complete the card or submit instructions.